EXHIBIT 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratios)
Unaudited

	Three months ended June 30,				Six months ended June 30,
	2010		2009		2010		2009
Income from continuing operations before income taxes	$35,280	(1)	$72,411	(1)	$122,172	(1)	$134,253	(1)
Add fixed charges:
Interest expense	36,255		28,699		63,622		58,162
Amortization of discount on convertible notes (3)	7,473		6,927		14,804		13,724
Amortization of debt issuance expense	3,457		1,076		4,698		2,900
Interest portion of rent expense	5,103		5,195		10,434		11,663
Adjusted income	$87,568		$114,308		$215,730		$220,702
Fixed charges:
Interest expense	$36,255		$28,699		$63,622		$58,162
Amortization of discount on convertible notes (3)	7,473		6,927		14,804		13,724
Amortization of debt issuance expense	3,457		1,076		4,698		2,900
Interest portion of rent expense	5,103		5,195		10,434		11,663
Fixed charges	$52,288		$41,897		$93,558		$86,449
Ratio of earnings to fixed charges(2)	1.7x		2.7x		2.3x		2.6x

(1)           Income from continuing operations before income taxes includes certain special items and accounting change impacts (pretax), (which are further discussed in the Management’s Discussion and Analysis at Part I, Item 2 of this Filing):

	Three months ended,		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Restructuring and other related charges (a)	$5,480	$5,883	$12,519	$12,800
Litigation and other related charges (b)	29,361	28,357	34,867	70,022
Repack matters (b)	687	1,196	1,880	3,189
Acquisition and other related costs (c)	(164)	2,011	63	2,850
Stock option expense (d)	1,293	1,439	2,576	3,183
Debt reimbursement costs (e)	9,830	–	9,830	–

(a) See the "Restructuring and Other Related Charges" note of the Notes to the Consolidated Financial Statements.
(b) See the "Commitments and Contingencies" note of the Notes to the Consolidated Financial Statements.
(c) See the "Acquisitions" note of the Notes to the Consolidated Financial Statements.
(d) See the "Stock-Based Compensation" note of the Notes to the Consolidated Financial Statements.
(e) See the "Debt" note of the Notes to the Consolidated Financial Statements.

(2)           The ratio of earnings to fixed charges has been computed by adding income from continuing operations before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges.  Fixed charges consist of interest expense on debt (including the amortization of debt issuance expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.

(3)           See the “Debt” note of the Notes to Consolidated Financial Statements.